FOR IMMEDIATE RELEASE                                                                                                                                                                                                         Exhibit 99.1

Contact Information:

At the Company:                                              Investor Relations:

Gregory S. Skinner                                            John Mills, Partner

Vice President Finance and CFO                   (646) 277-1254

(650) 261-3677                                                  John.Mills@ICRINC.com

Landec Corporation Reports Third Quarter and First Nine Months Fiscal 2017 Results

Lifecore Achieves Record Revenues and Net Income in Third Quarter

MENLO PARK, CA – April 4, 2017 – Landec Corporation (NASDAQ: LNDC), a leading innovator of diversified health and wellness solutions within the packaged natural food and biomaterial markets, reported results for the fiscal quarter ended February 26, 2017 and first nine months of fiscal 2017.

“Landec is focused on innovating new products at both Apio and Lifecore and shifting our product mix to higher value items to increase gross margin over time. For the third quarter, our consolidated gross margin increased 730 basis points to 17.2% compared to 9.9% in the third quarter of fiscal 2016, demonstrating the benefits of our ongoing commitment to innovation which drove a record quarter for Lifecore, Landec’s biomaterials business,” commented Molly Hemmeter, Landec’s President and CEO. “During the third quarter, Apio, Inc., Landec’s food business, experienced an improved operating environment that led to an increase in its gross margin. We also launched several significant strategic initiatives that will advance our long-term strategy to broaden our offerings beyond produce into higher margin and less volatile natural products.”

“At Landec, we want to make it easy and convenient for people to eat healthier. In our pursuit of this mission, Apio announced the Eat Smart® 100% Clean Label initiative in late February, becoming the first in the category to commit to clean ingredients and transparent labeling by the end of fiscal 2018. With over 90% of Apio’s products already adhering to these standards, the focus will be on reformulating the remaining non-organic salad dressings and dips to comply with the 100% Clean Label program,” said Ms. Hemmeter. “In early March, Landec announced the acquisition of O Olive Oil, Inc., a company that offers a line of award winning, branded natural and organic olive oils and vinegars. The specialty oil and vinegar industry is in the midst of a dramatic shift in consumer demand from conventional to natural products, thus making it an opportune time to invest capital in growing the O brand. Also in March, Landec announced the addition of Ms. Debbie Carosella to the Landec Board of Directors, a strong food innovation leader in the natural and organic industry, most recently CEO of Madhava and SVP of Innovation at Whitewave Foods. Finally in this quarter, Apio announced a five-year extension of its minority investment in Windset Farms given expectations for continued high returns on capital and the potential of partnering on future strategic projects. These advancements set the foundation for Landec’s ongoing commitment to innovation and expansion of its food business.”

Ms. Hemmeter added, “In addition to the advancements in our natural foods business, Lifecore had a remarkable quarter, setting records for quarterly revenues of $23.5 million, a 50% increase compared to the third quarter of last year, and operating income which increased 92% to $9.9 million compared to the third quarter of last year. The transition to a fully integrated contract development and manufacturing organization (CDMO) is well underway and the results are reflected in Lifecore’s revenue and operating income growth, both of which are expected to exceed our original expectations for Lifecore for fiscal 2017.”

“Revenues during the third quarter increased 5% compared to the third quarter of last year due to the 50% increase in revenues at Lifecore which were partially offset by a 1% decrease at Apio stemming from our strategic decision to reduce low margin business in our packaged fresh vegetables business. Net income for the third quarter was $3.5 million or $0.13 per share and was negatively impacted by $0.05 per share due to the Company recording a non-recurring $2.1 million ($1.4 million net of tax) legal settlement charge during the quarter. In the year ago three and nine months periods, the Company recorded a net loss due to the $34 million ($21.5 million after taxes) write down of our GreenLine® trademark. Overall, our efforts to shift away from non-strategic low margin business and to innovate and sell higher margin products as a larger percent of our business are resulting in continued improvement in both gross and operating margins,” stated Greg Skinner, Landec’s VP of Finance and CFO.

Summary of Third Quarter 2017 Results Compared to Third Quarter of 2016

●	Revenues increased 5% to $136.6 million
●	Gross profit increased 81% to $23.4 million
●	Gross profit margin increased 730 basis points to 17.2%
●	Operating income was $4.3 million compared to an operating loss of $33.6 million in the third quarter last year due to a $34 million write down of our GreenLine trademark
●	Net income was $3.5 million or $0.13 per share compared to a net loss of $21.2 million or $0.78 per share in the same quarter last year due to the GreenLine trademark write down
●	Net income was reduced by $2.1 million or $0.05 per share due to recording a non-recurring legal settlement charge during the third quarter of fiscal 2017

Ms. Hemmeter stated, “Lifecore is having a record year with revenues for the first nine months of fiscal 2017 increasing 38% to $47.8 million compared to the same period last year and operating income increasing 74% to $14.5 million, achieving an operating margin of 30%. Lifecore’s operating margin for the first nine months of fiscal 2017 was driven by a very favorable product mix change toward higher margin fermentation sales. At Apio for the first nine months, gross profit was up $9.2 million, or 30%, based on a favorable shift in product mix and positive operating efficiencies even though revenues were down 4% due to our prior strategic decision to focus on higher margin business in the packaged fresh vegetables segment beginning in the second half of last fiscal year. Apio is focused on reducing operational costs through investments in productivity projects in all of its facilities and currently is realizing efficiency gains in its salad business as a result of the newly constructed, fully-automated Hanover facility.

“In our Apio packaged fresh vegetables business, we have been successful in significantly shifting our product mix to higher margin Eat Smart vegetable salad products, which now account for 36% of the packaged fresh vegetables business revenues and drove segment gross margin expansion of 560 basis points to 9.6% in the third quarter, and expansion of 350 basis points to 12.2% in the first nine months compared to the same periods last year,” said Hemmeter.

“Salad kit revenues were slightly down during the first nine months of fiscal 2017 compared to the first nine months of last year and lower than our expectations due to two primary factors. First, a key customer moved to a multi-sourcing strategy from a sole-sourcing strategy for their salad kit business as a result of last year’s El Nino induced industry-wide produce shortages. Second, in the Canadian market, where Eat Smart salads have a 47% market share including Costco Canada, there has been a significant decline in the retail salad kit market growth rate due to weakening economic conditions in Canada,” continued Ms. Hemmeter.

“Even though overall salad kit revenues were down in the first nine months of fiscal 2017, our U.S. retail salad kit business continues to outperform versus the U.S. retail salad kit category. For the nine months ended February 26, 2017, the Nielsen U.S. salad kit category growth rate, excluding Costco, in consumer dollars was 18% while the comparable growth for Eat Smart salad kits during the same period was 48%, primarily driven by increased distribution of Eat Smart salad kits, consistent with our strategic objectives. We continue to see high growth potential in our salad products as new salad products are added to existing accounts and as we add distribution in key U.S. accounts,” added Ms. Hemmeter.

Fiscal Third Quarter 2017 Results

Revenues in the third quarter of fiscal 2017 increased 5% to $136.6 million from $130.0 million in the year-ago quarter. The increase was due to a $7.8 million or 50% increase in revenues at Lifecore and an $887,000 or 14% increase in revenues in Apio’s export business. These increases in revenues were partially offset by a $1.9 million or 2% decrease in revenues in Apio’s packaged fresh vegetables business.

Net income in the third quarter of fiscal 2017 was $3.5 million or $0.13 per share compared to a net loss of $21.2 million or $0.78 per share in the year-ago quarter. The increase in net income was due to (1) the $34 million ($21.5 million net of tax) write down of the GreenLine trademark in the third quarter of last year, (2) a $4.7 million or 92% increase in operating income at Lifecore, (3) a $5.8 million or 120% increase in gross profit at Apio from favorable operational cost variances, specifically lower produce sourcing costs and improved labor efficiencies in the Company’s processing plants, and (4) a $700,000 increase in the change in the fair market value of our Windset investment. These increases in net income were partially offset by (1) a $5.6 million or 76% increase in operating expenses at Apio, resulting from the Company agreeing to settle several labor related legal actions which resulted in the Company recording a $2.1 million charge during the quarter, severance expenses, and additional headcount hired during the past year in the areas of sales and financial analysis, (2) a $743,000 increase in operating expenses at Corporate for new business development activity, expenses from the O Olive acquisition and an increase in stock based compensation expenses, and (3) a $1.5 million increase in income taxes, excluding the year ago third quarter tax benefit from the GreenLine trademark impairment charge.

Fiscal Nine Months 2017 Results

Revenues in the first nine months of fiscal 2017 were basically flat at $404.8 million compared to $405.8 million in the same period last year. The slight change was primarily due to a 6% decrease in revenues in Apio’s packaged fresh vegetables business offset by a 38% increase in revenues at Lifecore and an 11% increase in Apio’s export business.

Net income in the first nine months of fiscal 2017 was $8.1 million, or $0.29 per share, compared to a net loss of $16.4 million, or $0.61 per share, in the first nine months of fiscal 2016. The increase in net income was due to (1) the $34 million ($21.5 million net of tax) write down of the GreenLine trademark in the third quarter of last year, (2) a $6.2 million or 74% increase in operating income at Lifecore, and (3) a $9.2 million or 30% increase in gross profit at Apio. These increases in net income were partially offset by (1) an $8.1 million or 33% increase in operating expenses at Apio, which includes the $2.1 million legal settlement charge, (2) a $1.3 million increase in the operating loss at Corporate consisting of a $764,000 reduction in gross profit due to the completion of a licensing agreement during fiscal 2016 and a $546,000 increase in operating expenses, and (3) from a $1.3 million increase in income taxes, excluding the year ago nine months tax benefit from the GreenLine trademark impairment charge.

Management Comments and Guidance for Fiscal 2017

“We have been very active since our last earnings release three months ago with efforts to continue to position Landec as a true innovator in the health and wellness space,” stated Ms. Hemmeter. “We announced the Eat Smart 100% Clean Label Initiative, we acquired O Olive Oil, Inc., we extended our agreement with Windset for five more years, we named Debbie Carosella to our board of directors and we agreed to settle several labor related legal actions that have been going on for over 18 months, thus avoiding the unknown outcome of trials and potentially spending millions of dollars on future legal fees for litigation.”

Mr. Skinner added, “As announced last week, we now expect our EPS for our fiscal fourth quarter to range from $0.09 to $0.11 which results in a revised annual EPS range of $0.38 to $0.40. The reduction in our original annual net income guidance is driven by the legal settlement charge recorded during our fiscal third quarter plus the impact that the heavy rains in California since the beginning of January are expected to have on our fiscal fourth quarter results. The rains have damaged crops and have impeded our ability to plant fields during January and February which will result in shortages of key vegetable crops during our fiscal fourth quarter. In addition, we now expect revenues for fiscal 2017 to be flat compared to fiscal 2016 and we expect consolidated cash flow from operations of approximately $30 to $35 million and capital expenditures of approximately $20 to $25 million for fiscal 2017.

“Our balance sheet and cash generation remain strong. We ended the third quarter with $12.7 million in cash which was up $2.8 million from fiscal year end 2016. Debt at the end of the third quarter was $52.2 million with a debt to equity ratio of 23%, compared to $61.1 million and 29%, respectively, at fiscal year end 2016. Working capital strengthened to $39.4 million, up 31% compared to $30 million at fiscal year end 2016. Cash flow from operations for the first nine months was $23.2 million, up from $6.4 million for the same period last year. Capital expenditures for the first nine months were $9.5 million, down from $26.2 million for the same period last year. The net effect resulted in free cash flow of $13.7 million for the first nine months compared to a negative free cash flow of $19.8 million for the same period last year, an improvement of $33.5 million,” concluded Mr. Skinner.

Conference Call

The live webcast can be accessed directly at http://ir.Landec.com/events.cfm or on Landec’s website on the Investor Events & Presentations page. The webcast will be available for 30 days.

Date: Wednesday, April 5, 2017

Time: 11:00 a.m. Eastern time (8:00 a.m. Pacific time)

Direct Webcast link: http://ir.Landec.com/events.cfm

To participate in the conference call via telephone, dial toll-free (844) 860-6243 or (661) 378-9884. Please call the conference telephone number 5-10 minutes prior to the start time so the operator can register your name and organization. If you have any difficulty with the webcast or connecting to the call, please contact ICR at (646) 277-1254.

A replay of the call will be available through Wednesday, April 12, 2017 by calling toll-free (855) 859-2056 or international (404) 537-3406, and entering code #87473692.

About Landec Corporation

Landec Corporation (NASDAQ:LNDC) is a leading innovator of diversified health and wellness solutions within the packaged natural food and biomaterial markets. Apio, Landec’s food business, is the leader in branded, packaged fresh vegetables in North America, utilizing its proprietary BreatheWay® packaging technology to naturally extend the shelf life of fresh produce. Apio combines this technology with the capabilities of a large national fresh produce supplier to offer healthy fresh vegetable products under the Eat Smart® brand to consumers through club and retail grocery stores. Extending its reach into adjacent natural food products outside of produce, Landec recently acquired O Olive Oil, Inc, an organic and natural producer and marketer of olive oils and vinegars under the O brand. Lifecore Biomedical, Landec’s biomaterial business, is a fully integrated Contract Development and Manufacturing Organization (CDMO) that offers expertise and capabilities in fermentation, specialty formulation, aseptic filling and final packaging for FDA regulated medical devices and drugs to customers for applications in a wide array of markets including Ophthalmic, Orthopedic and Oncology. For more information about the company, visit Landec’s website at www.landec.com.

Important Cautions Regarding Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with operations, the ability to achieve acceptance of the Company's new products in the market place, weather conditions that can affect the supply and price of produce, the amount and timing of research and development funding and license fees from the Company's collaborative partners, the timing of regulatory approvals, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the fiscal year ended May 29, 2016 (See item 1A: Risk Factors) which may be updated in Part II, Item 1A Risk Factors in the Company’s Quarterly Reports on Form 10-Q. As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable. The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

Landec Corporation

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

	February 26, 2017	May 29, 2016
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$ 12,734	$ 9,894
Accounts receivable, net	45,918	46,406
Inventories, net	23,273	25,535
Prepaid expenses and other current assets	4,650	4,468
Total Current Assets	86,575	86,303

Investment in non-public company	63,400	62,700
Property and equipment, net	123,005	120,880
Intangible assets, net	70,352	71,016
Other assets	2,804	1,754
Total Assets	$ 346,136	$ 342,653

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$ 24,764	$ 30,904
Accrued compensation	6,136	5,460
Other accrued liabilities	10,904	7,772
Deferred revenue	429	832
Line of credit	—	3,500
Current portion of long-term debt	4,940	7,873
Total Current Liabilities	47,173	56,341

Long-term debt, less current portion	43,534	45,972
Capital lease obligation, less current portion	3,751	3,804
Deferred taxes	25,507	22,442
Other non-current liabilities	2,031	1,744

Stockholders' Equity
Common stock	27	27
Additional paid-in capital	140,134	137,244
Accumulated other comprehensive income	430	—
Retained earnings	82,018	73,457
Total Stockholders' Equity	222,609	210,728
Non-controlling interest	1,531	1,622
Total Equity	224,140	212,350
Total Liabilities and Stockholders’ Equity	$ 346,136	$ 342,653

Landec Corporation

Consolidated CONDENSED Statements of INCOME

(In thousands, except per-share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	February 26,	February 28,	February 26,	February 28,
	2017	2016	2017	2016
Product Sales	$ 136,568	$ 129,990	$ 404,827	$ 405,786

Cost of product sales	113,136	117,059	341,298	357,613

Gross profit	23,432	12,931	63,529	48,173

Operating costs and expenses:
Research and development	2,014	1,895	5,917	5,413
Selling, general and administrative	15,009	10,659	41,969	35,638
Legal settlement charge	2,080	—	2,580	—
Impairment of GreenLine trademark	—	34,000	—	34,000
Total operating costs and expenses	19,103	46,554	50,466	75,051
Operating income (loss)	4,329	(33,623)	13,063	(26,878)

Dividend income	413	413	1,238	1,238
Interest income	8	17	15	64
Interest expense	(400)	(484)	(1,432)	(1,425)
Loss on debt refinancing	—	—	(1,233)	—
Other income	700	—	700	1,000
Net income (loss) before taxes	5,050	(33,677)	12,351	(26,001)
Income taxes (benefit)	(1,556)	12,510	(4,138)	9,750
Consolidated net income (loss)	3,494	(21,167)	8,213	(16,251)
Non-controlling interest	6	(23)	(75)	(119)
Net income (loss) available to common stockholders	$ 3,500	$ (21,190)	$ 8,138	$ (16,370)

Diluted net income (loss) per share	$ 0.13	$ (0.78)	$ 0.29	$ (0.61)

Shares used in diluted per share computations	27,682	27,054	27,608	27,026

LANDEC CORPORATION

THIRD QUARTER ENDED FEBRUARY 26, 2017

QUESTIONS & ANSWERS

1)	What were the key drivers of Lifecore’s tremendous growth through the first nine months of fiscal 2017?

Lifecore’s growth during the first nine months of this fiscal year compared to the same period last year was driven by a substantial increase in revenues in its higher margin fermentation business as a result of increased demand from existing customers and from a 26% increase in aseptic sales primarily due to recently developed products becoming commercialized. These increases were partially offset by lower business development revenues as a result of a key customer obtaining FDA approval of its drug product, thereby moving that program from development to commercial production.

2)	What is the definition of “Clean” and how does this differ from organic products?

The Eat Smart definition of Clean is simple. It means that Eat Smart products are free from high fructose corn syrup, artificial preservatives, hydrogenated fats, as well as artificial colors, flavors, and sweeteners. Eat Smart ingredient labels must also be easy-to-understand and only use recognizable ingredients that consumers can feel good about putting in their bodies and serving to their families.

Nearly 90% of Eat Smart products already contain a clean label, including all cut vegetable products, salad blends and our most popular nutrient-dense vegetable salad kits including our Sweet Kale, Strawberry Harvest, and Sunflower Kale products. Apio’s 100% Clean Label initiative is focused on reformulating salad dressings and toppings and vegetable tray dips that we source from other suppliers and include with our vegetable products to ensure they meet our new 100% Clean Label initiative specifications. Select packages of Eat Smart salads and tray products with a clean label will begin featuring a prominent burst on the front of the package that says: “100% Clean Label. No artificial colors, flavors, or preservatives.” More information about Apio’s 100% Clean Label initiative can be found at www.eatsmart.net.

The North American retail salad kit category is approximately $1.4 billion in consumer retail dollars. Of this total market, less than 2% of salad kits are sold as organic*. This is due to the number and complexity of ingredients in most salad kits, which makes it difficult to source all ingredients organically at a price that consumers are willing to pay. By offering consumers clean label salad kits and trays, Eat Smart provides consumers with another healthy option for realizing their personal wellness goals at a more affordable price.

*Nielsen Answers US Total US xAOC, Costco projected by Nielsen Homescan Panel US, Nielsen CAN, W/E 10/29/16; Club CAN for Packaged Salads only

3)

The O Olive acquisition appears to be a first step in expanding into adjacent natural, clean and organic food areas. What are some of the strategic steps you are taking to grow O Olive’s business along with operating synergies and when would you expect a contribution to net income from O Olive?

The acquisition of O Olive is a first step in our stated strategy of moving into adjacent product segments outside of produce that offer consumers healthy, convenient and delicious products that deliver a gross margin over 30% and can also take advantage of Apio’s robust supply chain, logistics and customer reach. The O Olive products are a clear adjacency to our salad kit products, a significant growth platform for Apio. The strong product innovation capabilities of the O Olive team and the synergies with the Apio business provide a roadmap for future, sustainable growth. We are very excited to welcome the O Olive team to our Landec family and look forward to supporting their growth initiatives. Based on our preliminary forecast, we see an immediate opportunity to significantly increase O Olive revenues in Landec’s fiscal year 2018, and expect the business to be accretive in fiscal year 2018.

4)	What is the significance of the five year extension of the Windset Agreement?

This extension will give Windset the financial flexibility to expand its operations on a more accelerated timeframe and thus increase its fair value which in turn will increase the value of our investment in Windset. Through February 26, 2017, Apio has recognized cash dividends and an increase in the fair value of its investment in Windset of $38.5 million, consisting of a $30.4 million increase in the fair value of our investment and $8.1 million of cumulative dividends, for a return on invested capital (“ROIC”) of approximately 20%. We estimate, based on Windset’s growth plans of its greenhouse capacity in Santa Maria, that the ROIC over the next five years on our investment in Windset will continue to approximate the strong returns we realized during the first six years of our investment.

5)	Why were Apio’s packaged fresh vegetables revenues down 6% for the first nine months?

Since the beginning of the third quarter of fiscal 2016, we have strategically lost approximately $55 million of our core packaged vegetables business as a result of (1) our strategic decision to discontinue select low margin business, (2) some customers deciding to shift from single sourcing to a multi-source strategy, and (3) our decision to reduce our dependency on certain highly volatile produce items resulting in the reduction of certain core packaged vegetable SKUs. A large majority of the business we have lost was low margin business that carried a very high cost to service.

In addition, salad revenues were down 4% during the first nine months of this year compared to the same period last year primarily due to the loss of some salad kit business at Costco resulting from a corporate-wide decision by Costco to move to a multi-supplier sourcing strategy following industry-wide produce shortages in 2016. This reduction in salad kit revenues from Costco was partially offset by significant growth in salad kit revenues in U.S. retail and some growth in Canadian retail. Other factors affecting salad revenues included the delay in customer commitments for new salad kit products following the extensive industry-wide produce shortage last year until sourcing returned to normal and the launch of a market test of plant-based protein salads throughout all Costco U.S. stores during the first half of last year that was discontinued later in fiscal 2016.

Importantly, while packaged fresh vegetables revenues declined 6% in the first nine months compared to the same period last year, that business generated a 32% increase in gross profit and a 350 basis point improvement in gross margin to 12.2%.

6)	What has been the cumulative amount of atypical expenses incurred by the Company for this fiscal year?

We have experienced several nonrecurring expenses this year that negatively impact our results through the first nine months of fiscal 2017 in the amount of $6.3 million or $0.15 per share after taxes, specifically:

a.	A loss on the refinancing of our debt of $1.2 million
b.	A legal settlement expense of $2.6 million for labor-related litigation ($2.1 million of which was recorded in the third quarter of fiscal 2017)
c.	Legal expenses of $1.7 million associated with labor-related litigation we have agreed to settle, and
d.	Severance expenses during the third quarter of $800,000 from restructuring our Apio sales team

7)	What is the expected revenue growth for salads for all of fiscal 2017?

We now expect revenues from our salad products to be flat to slightly down this year compared to last year due to Costco’s multi-sourcing strategy and declining growth in the Canadian market. However, and importantly, our growth in the U.S. for salad kits, excluding Costco, during the first nine months of fiscal 2017 was 48% compared to category growth of 18%. We continue to see salads as a major growth platform at Apio as we innovate new items, add new products to existing accounts and expand our distribution to key U.S. accounts.

We are also very excited about the Apio sales team that our new Chief Customer and Sales Officer has hired over the last six months and we are very optimistic that this new team will secure new customers, expand distribution in existing customers and aggressively sell our new salad products over the upcoming year and beyond. Since the team is new it is going to take some time to realize benefits from their current efforts.  Our new data analytics platform is a key tool that will arm the new sales organization with the data required to drive a compelling brand story that includes shopper insights, merchandising, promotional and pricing information to grow a profitable business for both Apio and our customers.

8)

In previous earnings release conference calls, you mentioned that you were transitioning to a new market database. Is that transition complete and what are the updated Apio market share and All Commodity Volume (“ACV”) numbers?

To further differentiate Apio, we have been investing in upgrading our market data analytics platform and insight analysis. Apio has completed the transition from Nielsen Perishables Freshfacts data to the Nielsen Answers data and added Nielsen Homescan Panel, which provides consumer scan data and shopper insights for all stores, including Costco. The switch to the new database provides many advantages. First, we now receive data from nearly double the number of retail stores (over 35,000 versus 18,000). Second, we have store-specific product, pricing and promotional data that is available by geography and banner. Finally, Homescan data provides consumer insights and Costco-specific data that we did not have previously. This new platform will provide improved data and shopper insights that will drive more informed product development, pricing and promotional decisions.

For the 52 weeks ended January 28, 2017, the size of the North American market in which Apio participates (vegetable bags, vegetable trays and salad kits) was approximately $3.2 billion in consumer retail dollars including retail and club stores. Of this market, Apio’s overall share is approximately 16% while Apio’s Eat Smart salad kits have a market share of approximately 12%. In the Canadian retail market, Eat Smart salad kits enjoy a 43% share while in the U.S. retail market, Eat Smart salads have a share of approximately 3%, presenting a large growth opportunity for Eat Smart salad kits in the U.S. retail market. Notably, our strategic efforts in the U.S. retail market are making traction in our targeted top tier customers, demonstrated by the Nielsen data for the nine months ended February 26, 2017 showing that the U.S. salad kit category growth in consumer dollars, excluding Costco, was 18% while the comparable growth for Eat Smart salad kits during the same period was 48%.

Apio’s North American ACV statistics differed to a slightly larger extent from the old platform (between 100 and 1000 basis points depending on the product segment or geography), primarily due to the large increase in the number of retail stores being included in the new database. ACV is also not tracked for some categories. For the 52 weeks ended January 28, 2017, in U.S. retail the ACV for Eat Smart salad kits was approximately 20% while the ACV for total Eat Smart branded packaged fresh vegetables was approximately 33%. In Canadian retail, the ACV for Eat Smart salad kits was 82%.

Our goal is to continue to grow the Eat Smart market share and ACV of salad kits in the U.S., specifically with major U.S. customers. We intend to share our new analytics and insights with those strategic customers who choose Apio as their innovation partner to drive growth and profitability for both partners.

9)	What impact have the record rains in California had on produce sourcing?

Although the rains did not have a significant impact on our third quarter results, they are expected to have a negative impact our fourth quarter results. The heavy rains throughout most of January and February significantly impacted our growers’ ability to plant crops that would be scheduled to be harvested in the April/May timeframe. As a result, we expect to experience produce shortages and excess costs to source produce during our fiscal fourth quarter resulting in our revised lower guidance for fiscal 2017.

10)	What is the status of Windset’s expansion plans and the permitting issues?

Windset is nearing completion of a new ten-acre facility on land Windset owns in the City of Santa Maria using a new type of greenhouse structure that Windset intends to use to grow strawberries on a small commercial scale. They have also started construction on a new 30-acre glass greenhouse, which is also on land they own in the City of Santa Maria, where they currently intend to grow peppers and/or cucumbers. This project has been delayed several months due to the heavy rains this winter in California.

Windset expects that it will begin commercially harvesting strawberries this spring and peppers this fall.

As a result of Apio and Windset agreeing to extend their agreement at least five more years, Windset will be able to accelerate its expansion plans as the extension expands its borrowing capacity. Windset plans to develop the land holdings it has acquired in recent years adjacent to its current facility in Santa Maria. Those plans are in the early development stages and with its recent debt refinancing now completed, and after the current 30-acre greenhouse is completed in June or July 2017, Windset should be in a position to start the next phase of expansions.

Windset is still working with the County of Santa Barbara on permitting for land it is leasing in the County for the construction of greenhouses using its new type of greenhouse structures but does not expect approval for at least a year.

11)	What are Landec’s top priorities for the next 12 to 24 months?

Our continuing priorities are:

(a)	Shifting our product mix to higher margin products at both Apio and Lifecore while advancing the CDMO strategy at Lifecore.
(b)	Increasing demand for both our packaged vegetable products and our biomaterials products to fill the additional capacity added in fiscal 2016.
(c)	Developing innovative new salad products to broaden and strengthen our offerings.
(d)	Expanding our retail presence in the U.S. through gaining new customers and increasing distribution with existing customers.
(e)	Increasing return on invested capital by maximizing returns on each capital allocation decision.
(f)

Working with the O Olive Oil team to significantly increase the sales of its line of olive oils and vinegar products while utilizing operating synergies to achieve an even higher rate of profitability.

(g)	Focusing on evaluating the natural food product segment to identify areas where Landec can enter through new product development and/or strategic acquisitions or investments.
(h)	Executing on our Lifecore programs with existing customers and securing new partnerships utilizing our CDMO strategy.
(i)	Supporting Windset in its expansion plans to build new hydroponic controlled atmosphere structures using new growing methods for new crops.

12)	How do the results by line of business for the three and nine months ended February 26, 2017 compare with the same periods last year?

The results are as follows (unaudited and in thousands and for comparability excludes the impact from the GreenLine trademark impairment charge in fiscal 2016):

	Three months ended 2/26/17	Three months ended 2/28/16	Nine months ended 2/26/17	Nine months ended 2/28/16
Revenues:
Apio Packaged Fresh Vegetables (a)	$ 105,447	$ 107,348	$ 299,370	$ 318,218
Apio Export	7,276	6,389	56,316	50,873
Total Apio	112,723	113,737	355,686	369,091
Lifecore	23,532	15,701	47,795	34,748
Corporate (b)	313	552	1,346	1,947
Total Revenues	136,568	129,990	404,827	405,786

Gross Profit:
Apio Packaged Fresh Vegetables	10,114	4,334	36,522	27,565
Apio Export	558	521	3,436	3,200
Total Apio	10,672	4,855	39,958	30,765
Lifecore	12,581	7,618	22,640	15,713
Corporate	179	458	931	1,695
Total Gross Profit	23,432	12,931	63,529	48,173
R&D:
Apio	339	272	862	731
Lifecore	1,362	1,217	4,027	3,529
Corporate	313	406	1,028	1,153
Total R&D	2,014	1,895	5,917	5,413

S,G&A:
Apio	12,527	7,021	31,876	23,866
Lifecore	1,362	1,271	4,072	3,841
Corporate	3,200	2,367	8,601	7,931
Total S,G&A	17,089	10,659	44,549	35,638

Other (c):
Apio	1,204	(20)	51	853
Lifecore	—	(57)	(12)	(96)
Corporate	(2,033)	(29)	(4,964)	(2,789)
Total Other	(829)	(106)	(4,925)	(2,032)

Net Income (Loss):
Apio	(990)	(2,458)	7,271	7,021
Lifecore	9,857	5,073	14,529	8,247
Corporate	(5,367)	(2,344)	(13,662)	(10,178)
Net Income	$ 3,500	$ 271	$ 8,138	$ 5,090

a) Apio’s packaged fresh vegetables business includes revenues and gross profit from Apio Cooling LP. and Apio Packaging.

b) Included in Corporate are the non-Apio and non-Lifecore royalties and profit sharing.

c) Included in Other are other operating income/(expense), net interest income/(expense), dividend income, change in the FMV of Windset, non-operating income/(expense) and income tax expense.